UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

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Resideo Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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RESIDEO TECHNOLOGIES, INC.

May 19, 2020

ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2020

On April 24, 2020, Resideo Technologies, Inc. filed a proxy statement (the “Proxy Statement”) relating to its 2020 annual meeting of stockholders with the Securities and Exchange Commission. Subsequent to that date, on May 16, 2020, the Board of Directors (the “Board”) appointed Jay Geldmacher as the Company’s President and Chief Executive Officer (CEO) and as a Class I Director of the Company, effective May 28, 2020. As a Class I Director, Mr. Geldmacher’s term as a Director will expire at the 2022 annual meeting of stockholders.

These additional materials (this “Supplement”) have been prepared to provide stockholders with certain information regarding the Company’s new CEO and Director that would have been in the Proxy Statement had Mr. Geldmacher been appointed prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the appointment of Mr. Geldmacher at the upcoming annual meeting, as our Class I directors are not being elected by stockholders at this time.

Appointment of New President and Chief Executive Officer and Director

The following is a brief biography of Mr. Geldmacher, including his key qualifications:

JAY GELDMACHER, Age 64
Director effective May 28, 2020 Committee Memberships: • None

Key Qualifications:

•  Demonstrated operational excellence in complex technology and manufacturing environments

•  Experience with companies combining an industrial heritage with innovative technology expertise, including prior leadership of a spin-out

Other Current Public Company Directorships:

•  Seagate Technology plc

•  Verra Mobility Corporation

Background

Mr. Geldmacher has served as president and CEO of Electro Rent, a leader in testing and technology solutions and a Platinum Equity portfolio company, since September 2019. From November 2013 to August 2019, Mr. Geldmacher served as president and CEO of Artesyn Embedded Technologies, a joint venture between Emerson Electric Company and Platinum Equity. Between 2007 and 2013, Mr. Geldmacher served as Executive Vice President of Emerson Electric Company and President of Emerson Network Power’s Embedded Computing & Power Group, which designed, manufactured and distributed embedded computing and power products, systems and solutions. From 1996 to 2007, he served in a variety of roles of progressive responsibility at Emerson Electric. Mr. Geldmacher previously served on the board of directors of Owens-Illinois, Inc. (2008-2015).

Pursuant to the terms of Mr. Geldmacher’s employment agreement with the Company, he and the Board have agreed that he will resign from one of his current boards at a time mutually agreed in order for Mr. Geldmacher to comply with the Company’s governance guidelines.

Mr. Geldmacher succeeds Michael Nefkens who is leaving the Company and resigning from the Company’s Board effective May 27, 2020 pursuant to the terms of a transition and separation agreement described in the Proxy Statement.

Security Ownership

As of the date of this Supplement, Mr. Geldmacher does not beneficially own any Resideo common stock.

Compensation Arrangement

The Company’s Compensation Committee approved the compensation and employment terms for Mr. Geldmacher as set forth in an employment agreement letter. Mr. Geldmacher will receive an annual base salary of $900,000. Mr. Geldmacher will have a target annual incentive compensation opportunity equal to 150% of his annual base salary, with a maximum opportunity of no less than 200% and, for 2020, the payout shall be no less than his pro-rated target incentive amount. Also for 2020, Mr. Geldmacher will be granted a pro-rated long-term incentive award equal valued at $3.097 million at target, 10% of which value will be granted as time-based restricted stock units, 15% as stock options and 25% as performance-based restricted stock units, all of which will vest on the third anniversary of the grant date, and the remaining 50% will be granted as a cash bonus payable following the third anniversary of the grant if Mr. Geldmacher remains employed; provided that Mr. Geldmacher will receive a pro-rated payout of the cash bonus if his employment terminates due to death, disability, termination without cause or resignation for good reason. All of Mr. Geldmacher’s equity awards will vest in full in the event they are not assumed in a change in control or if his employment is terminated without cause or for good reason within 24 months following a change in control.

Mr. Geldmacher will receive a cash sign-on bonus of $2.0 million that will be subject to ratable repayment if he resigns other than for good reason or is terminated for cause before completing 24 months of employment. Mr. Geldmacher is also eligible for a make-whole payment of up to $90,000 if he is required to forfeit a quarterly bonus opportunity with his current employer. Mr. Geldmacher will be eligible for the severance benefits provided to the Company’s other executive officers; provided that Mr. Geldmacher will also be eligible to severance benefits in the event he resigns for good reason. In addition to participating in the Company’s benefits for other employees and executives, Mr. Geldmacher will receive (i) an executive physical benefit valued at up to $5,000 annually, (ii) the right to use a private jet for business and commuting purposes, including a full tax gross-up for any income taxes on such use, (iii) relocation assistance under the Company’s officer level relocation guidelines and reimbursement for temporary housing for up to 12 months and up to $75,000, and (iv) reimbursement of his legal fees related to negotiation and documentation of his employment agreement up to $37,500. In approving the air travel provisions of Mr. Geldmacher’s employment agreement letter, the Committee considered the unique circumstances arising from the COVID-19 pandemic that are impacting the alternatives for safe travel and balancing the importance of Mr. Geldmacher traveling as needed to effectively lead the Company.

Voting Matters

This Supplement does not change the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action. Information on how to vote your shares and how to change your vote or revoke your proxy is available in the Proxy Statement.

By Order of the Board of Directors,

Jeannine J. Lane

Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

May 19, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be held on Monday, June 8, 2020: our Proxy Statement and 2019 Annual Report are available free of charge on our Investor Relations website at investor.resideo.com.